                                                                    Exhibit 10.2

GLEISS LUTZ HOOTZ HIRSCH
         RECHTSANWÂLTE

                                                               Notarised Version
                                                               November 26, 2001

                                 PROJECT CAPITAL

                            STOCK PURCHASE AGREEMENT
                           CONCERNING THE ACQUISITION
                              OF TEREX COMMON STOCK

                              NOTARIZATION REQUIRED

Stock Purchase Agreement as of November 26, 2001                        Page -1-
________________________________________________________________________________

                            STOCK PURCHASE AGREEMENT
                    CONCERNING THE ACQUISITION OF TEREX STOCK

                                     between

1.   TEREX Corporation, 500 Post Road East, Suite 320, Westport Connecticut
     06880, USA

                                                        - hereinafter " TEREX" -

2.   PPM Deutschland GmbH TEREX Cranes with its registered office (Sitz) in
     Dortmund, registered with the Commercial Register of the Local Court
     Dortmund under HRB12258

                                                      - hereinafter "PPM GmbH" -

                                       and

3.   Hans Schaeff, Haldenstrasse 26, 74595 Langenburg, Germany

                                                  - hereinafter "Hans Schaeff" -

4.   Karl Schaeff, Hofratshalde 16, 74595 Langenburg, Germany

                                                  - hereinafter "Karl Schaeff" -

5.   Alexander Schaeff, Õdenbühlsteige 12, 74523 Schwäbisch
     Hall, Germany

                                             - hereinafter "Alexander Schaeff" -

6.   Harald Schaeff, Blumenröder Strade 88, 65549 Limburg, Germany

                                                - hereinafter "Harald Schaeff" -

7.   Annette Walser-Schaeff, Suhlburger Strade 91, 74547
     Untermünkheim/Obermünkheim, Germany

                                        - hereinafter "Annette Walser-Schaeff" -

8.   Peter Schaeff, Kohlhökerstrasse 19, 28203 Bremen, Germany

                                                 - hereinafter "Peter Schaeff" -

Stock Purchase Agreement as of November 26, 2001                        Page -2-
________________________________________________________________________________

     TEREX is also referred to hereinafter as the "Seller".

     Hans Schaeff, Karl Schaeff, Alexander Schaeff, Harald Schaeff, Annette
     Walser-Schaeff and Peter Schaeff and/or their separate wholly-owned Asset
     Management Companies (as defined below) are also referred to hereinafter jointly as the "Buyers" or individually as a "Buyer".

     TEREX, PPM GmbH, Hans Schaeff, Karl Schaeff, Alexander Schaeff, Harald
     Schaeff, Annette Walser-Schaeff and Peter Schaeff (and/or their separate wholly-owned Asset Management Companies (as defined below)) are also referred to hereinafter jointly as the "Parties" or individually as the
     "Party".

Stock Purchase Agreement as of November 26, 2001                        Page -3-
________________________________________________________________________________

Stock Purchase Agreement as of November 26, 2001                        Page -4-
________________________________________________________________________________

                                    Preamble

1.   TEREX. TEREX is a corporation established under the laws of the state of
     Delaware, USA, based in Westport, Connecticut, USA. TEREX is a diversified global manufacturer and is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment activities under various brand names. TEREX's authorized capital stock consists of
     200,000,000 shares of capital stock, USD 0.01 par value, consisting of
     150,000,000 shares of common stock (hereinafter the "TEREX Common Stock")
     and 50,000,000 shares of preferred stock (hereinafter the "TEREX Preferred
     Stock"). As of November 9, 2001, 31,600,000 shares of TEREX Common Stock were issued and outstanding on a fully diluted basis and no shares of TEREX
     Preferred Stock were issued and outstanding. The TEREX Common Stock is listed and traded on the New York Stock Exchange (hereinafter"NYSE") under the symbol "TEX". Holders of TEREX Common Stock have equal ratable rights to any dividends that may be declared by the board of directors out of legally available funds. The transfer agent and registrar for TEREX Common
     Stock is American Stock Transfer Trust Company.

2.   Agreement on the Sale and Purchase of Shares. The Buyers are, except as otherwise stated in the Agreement on the Sale and Purchase of Shares (as
     defined below), the sole shareholders of the Parent Companies (as defined in the Agreement on the Sale and Purchase of Shares) of the Schaeff Group
     of Companies (as defined in the Agreement on the Sale and Purchase of
     Shares). By means of separate and notarized share purchase agreement of the same date, the Buyers have sold the entire Schaeff Group of Companies to
     PPM GmbH and the Buyer who accepted such sale (deed roll no. 189/2001 of the notary Dr. Michael Christ, with his offices in Basle, Switzerland)
     (hereinafter referred to as the "Agreement on the Sale and Purchase of
     Shares"). The Agreement on the Sale and Purchase of Shares was as original deed on hand during the notarization of this Stock Purchase Agreement. The
     Parties are familiar with the content and the provisions of the Agreement on the Sale and Purchase of Shares. The Agreement on the Sale and Purchase
     of Shares shall be included into this Stock Purchase Agreement expressly by means of reference (§13a German Notarial Act - Beurkundungsgesetz).
     The Parties do not require that

Stock Purchase Agreement as of November 26, 2001                        Page -5-
________________________________________________________________________________

     the Agreement on the Sale and Purchase of Shares be read aloud or be attached to this Stock Purchase Agreement.

3.   Investment. The Buyers have agreed to invest a portion of the consideration to be paid by PPM GmbH for the shares in the Parent Companies of the
     Schaeff Group of Companies (as defined in the Agreement on the Sale and
     Purchase of Shares) under the Agreement on the Sale and Purchase of Shares by acquiring a certain number of newly issued and freely tradable shares in
     TEREX Common Stock from Seller. Seller intends to transfer such number of newly issued and freely tradable shares in TEREX Common Stock to the
     Buyers.

Now, therefore, the Parties agree as follows (hereinafter the "Agreement"):

                                    § 1
                            Subject of the Agreement

     The subject of this Agreement is the number of shares in newly issued, freely tradable and freely transferable TEREX Common Stock described in
     Section2.1 below.

                                    § 2
                                      Sale

2.1  Sale of TEREX Common Stock. The Seller hereby sells to the Buyers such amount of newly issued, freely tradable and freely transferable shares in
     TEREX Common Stock the value of which equals EUR26,075,000.00 (in words:
     Euro twenty six million seventy five thousand). The TEREX Common Stock Sale
     Shares (as defined below) shall be of the same class and shall have the same terms as the currently outstanding shares of TEREX Common Stock. The
     TEREX Common Stock Sale Shares (as

Stock Purchase Agreement as of November 26, 2001                        Page -6-
________________________________________________________________________________

     defined below) shall be entitled to and be sold with all rights thereto.
     The Buyers hereby accept the sale of the TEREX Common Stock Sale Shares (as defined below). The exact number of shares to be sold shall be determined three Business Days (as defined below) before the Closing (as defined below) by dividing the amount of EUR26,075,000.00 (in words: Euro twenty six million seventy five thousand) by the Average TEREX Common Stock Price
     (as defined below) in Euro and rounding up to the nearest whole number of shares of TEREX Common Stock (hereinafter the "TEREX Common Stock Sale
     Shares"). In order to make such division, the average price of the TEREX
     Common Stock in Euro will be determined in two consecutive steps as follows:

     (a)  The average price of one share of TEREX Common Stock in United States dollars will be determined by calculating the average of the daily closing sale prices of TEREX Common Stock on the consolidated report of trading of the NYSE issued for the twenty (20) consecutive trading days ending on the day which is five (5) Business Days (as defined below) immediately before the Closing Date (as defined below)
          (hereinafter the "Average TEREX Common Stock Price").

     (b)  The Average TEREX Common Stock Price in United States dollars shall then be converted into Euro on the basis of the average official Euro
          Foreign Exchange Reference Rates between central banks within and outside the European System of Central Banks issued and published on a daily basis by the European Central Bank for the twenty (20)
          consecutive trading days ending on the day which is five (5) Business
          Days (as defined below) immediately before the Closing Date (as defined below).

     "Business Day" in terms of this Agreement shall mean any day that is not a
     Saturday or Sunday or a day on which banks located in New York City are authorized or required to be closed. Neither TEREX nor any party acting at its direction or to facilitate any transaction on TEREX behalf will in a manner which increases or would cause an increase in the TEREX Common Stock
     Price (i) acquire any TEREX Common Stock, either directly or indirectly, nor (ii) enter into any obligation to acquire any TEREX Common Stock, nor
     (iii) make any corresponding public announcement that it intends to do so, during a period of twenty five (25) trading days ending on the day which is
     (5) Business Days immediately before the Closing Date (as defined below).
     Neither Buyers nor any party acting at their direction or to facilitate any transaction on Buyers behalf will in a manner which decreases or would cause a decrease in the

Stock Purchase Agreement as of November 26, 2001                        Page -7-
________________________________________________________________________________

     TEREX Common Stock Price (i) sell any TEREX Common Stock, either directly or indirectly, nor (ii) enter into any obligation to sell any TEREX Common
     Stock, nor (iii) make any corresponding public announcement that it intends to do so, during a period of twenty five (25) trading days ending on the day which is (5) Business Days immediately before the Closing Date.

2.2  Effective Date, Rights to Profits. The Sale shall take place with economic effect (schuldrechtliche Wirkung) as of the Closing Date (as defined below)
     (hereinafter also referred to as the "Effective Date"). The TEREX Common
     Stock Sale Shares shall be sold together with any and all rights thereto, in particular the right to dividends for the entire current and the previous financial years of TEREX.

2.3  Allocation of TEREX Common Stock Sale Shares. The allocation of the TEREX
     Common Stock Sale Shares to each individual Buyer may be designated by the
     Buyers between the date hereof and the Closing Date. The Buyers will provide the Seller with a document substantially similar to Annex2.3 of this Agreement, in which the allocation of the TEREX Common Stock Sale
     Shares to each individual Buyer shall be set forth (hereinafter "the
     Allocation Scheme") at least ten Business Days before the Closing Date (as defined below). The certificates evidencing such shares of TEREX Common
     Stock Sale Shares shall be issued to each Buyer (i) according to the percentage of such Buyer in the TEREX Common Stock Sale Shares as indicated
     next to such Buyer's name in the Allocation Scheme and (ii) in the name of such Buyer. The Buyers shall be deemed joint creditors (Gesamtgläubiger) in terms of §428German Civil Code (BGB).

2.4  Adjustment of TEREX Common Stock Sale Shares. If, for whatever reason during the time period in which the Average TEREX Common Stock Price will be calculated pursuant to Section 2.1 above, TEREX (i)splits or combines the shares of its common stock outstanding; (ii)merges or consolidates with any corporation in a transaction in which the other corporation is the surviving entity; (iii)reorganizes, recapitalizes or reclassifies any of the shares of its common stock; or (iv)effects any transaction having a similar effect, the Parties are obligated to co-operate in order to replace the calculation method set forth in Section 2.1 above by another calculation method, which corresponds to

Stock Purchase Agreement as of November 26, 2001                        Page -8-
________________________________________________________________________________

     the sense and purpose of the calculation method initially set forth in
     Section 2.1 above.

                                    § 3
           Assignment of TEREX Common Stock Sale Shares as of Closing

3.1  Assignment. The Seller shall convey, assign, transfer and deliver as of
     Closing (as defined below) the TEREX Common Stock Sale Shares to the
     Buyers. The Buyers shall accept such assignment (hereinafter the
     "Assignment"). The Assignment shall be made upon the terms and conditions set out in this Agreement, in particular in accordance with the provisions of Section 5 and Section 6 of this Agreement. The Assignment of the TEREX
     Common Stock Sale Shares shall include all rights thereto.

3.2  Escrow Securities Deposit. The Parties are in agreement that, in case the
     Buyers designate that the Escrow Amount (as defined in the Agreement on the
     Sale and Purchase of Shares) shall be replaced by the TEREX Escrow Stock
     (as defined in the Agreement on the Sale and Purchase of Shares) in
     accordance with the provisions set forth in the Agreement on the Sale and
     Purchase of Shares, such portion of the shares in TEREX Common Stock Sale
     Shares which has to be transferred and delivered under the provisions of the Agreement on the Sale and Purchase of Shares as TEREX Escrow Stock (as
     defined in the Agreement on the Sale and Purchase of Shares) to the Escrow
     Securities Deposit (as defined in the Agreement on the Sale and Purchase of
     Shares) shall, after title in these shares has been transferred to Buyers, be delivered by Seller on behalf of PPM GmbH directly to the Escrow
     Securities Deposit in accordance with the provisions of the Agreement on the Sale and Purchase of Shares. The remaining part of the TEREX Common
     Stock Sale Shares shall be conveyed, assigned, transferred and delivered as of Closing to the Buyers in accordance with Section 3.1 above directly to the Buyers. The exact number of shares in TEREX Common Stock to be transferred and delivered as TEREX Escrow Stock and the then remaining number of the TEREX Common Stock Sale Shares shall be determined by the
     Parties three Business Days before the Closing (as defined below) takes place in accordance with the provisions of this

Stock Purchase Agreement as of November 26, 2001                        Page -9-
________________________________________________________________________________

     Agreement as well as in accordance with the provisions of the Agreement on the Sale and Purchase of Shares.

                                    § 4
                                 Purchase Price

4.1  Purchase Price. The purchase price for the TEREX Common Stock Sale Shares amounts to a total of EUR26,075,000.00 (in words: Euro twenty six million seventy five thousand) (hereinafter the "Purchase Price").

4.2  Due Date. The Purchase Price shall become due at the Closing Date (as defined below). No interest shall be incurred on it until that date.

4.3  Methods of payment. The payment of the Purchase Price shall not be made by the Buyers transferring cash to the Seller, but by PPM GmbH setting off the
     Purchase Price against the Base Purchase Price (as defined in the Agreement on the Sale and Purchase of Shares) of EUR64,679,000.00 (in words: Euro sixty four million six hundred seventy nine thousand) to be paid by PPM
     GmbH to the Buyers under the Agreement on the Sale and Purchase of Shares
     (hereinafter referred to as the "Purchase Price Setting Off").

4.4  Restriction to Right of Lien/Unperformed Contract. Except as set forth in
     Section 4.3 above, Seller shall not be entitled to refuse all or in part its performance obligations under this Agreement (especially its obligation to convey, assign, transfer and deliver as of Closing (as defined below)
     the TEREX Common Stock Sale Shares) (i.e. exclusion of Right of
     Lien/Unperformed Contract).

Stock Purchase Agreement as of November 26, 2001                        Page -10-
________________________________________________________________________________

                                    § 5
               Conditions to Closing, Termination Prior to Closing

The Seller shall take at or prior to Closing (as defined below) all measures and actions necessary in order to ensure that the Assignment can be executed as of
Closing (as defined below).

5.1  Conditions to Buyers' Obligations. The obligations of the Buyers under this
     Agreement to accept the Assignment and to consummate the other transactions contemplated hereby shall be subject to the following conditions:

     (a)  Listing of TEREX Common Stock Sale Shares. At Closing Seller shall deliver to the Buyers appropriate evidence that the TEREX Common Stock
          Sale Shares have been duly authorized for listing on the NYSE upon official notice of issuance. The TEREX Common Stock Sale Shares shall have been issued in compliance with all requirements applying thereto.
          No stop order suspending the effectiveness of the listing and the authorization for quotation or the transferability of the TEREX Common
          Stock Sale Shares shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the competent authorities;

     (b)  Issuance of TEREX Common Stock Sale Shares. The issuance of the TEREX
          Common Stock Sale Shares shall have been duly registered under the
          Securities Act of 1933, as amended (hereinafter the "Securities Act")
          as described in Section 10.5 of this Agreement;

     (c)  Delivery of Supplement. On or prior to the Closing Date (as defined below), TEREX shall deliver to each Buyer, a prospectus supplement with respect to the Registration Statement (as more fully described in
          Section 10.5 of this Agreement) reflecting the terms of the offering of the sale of the TEREX Common Stock Sales Shares under this
          Agreement (the "Supplement");

     (d)  Filing of Supplement. On or prior to the Closing Date, TEREX shall have filed the Supplement with the United States Securities and
          Exchange Commission (hereinafter the "SEC");

Stock Purchase Agreement as of November 26, 2001                       Page -11-
________________________________________________________________________________

     (e)  Board of Directors Approval. This Agreement and the consummation of the transactions contemplated herein have been duly approved by
          TEREX's Board of Directors as well as by any other corporate body and/or board and/or person the consent of which is required or appropriate under applicable law and/or the amended and restated
          bylaws or any other corporate document of TEREX in order to bring into effect this Agreement and the consummation of the transactions contemplated herein;

     (f)  Governmental Approvals. Any material governmental filings, notices and authorizations, consent and approvals needed to permit the consummation of the transactions contemplated by this Agreement, including the approval of the pertinent merger-control and anti-trust authorities, if necessary, shall have been either made or received, as the case may be;

     (g)  Litigation. No action or proceeding shall have been commenced before a court or other governmental body to restrain or prohibit any of the transactions contemplated by this Agreement;

     (h)  Accuracy of Representations and Warranties. The Representations and
          Warranties given by the Seller in §9 of this Agreement are essentially accurate and true in all material aspects as of the
          Closing Date (as defined below), except to the extent that any such
          Representations and Warranties were made as of a specified date and, as to such Representations and Warranties, the same shall continue on the Closing Date (as defined below) to have been essentially accurate and true as of the specified date. A Representation shall cease to be essentially accurate and true only if its inaccuracy materially adversely affects the situation of TEREX, taken as a whole, relating to its assets, finance and earnings position and/or the TEREX Common
          Stock Sale Shares;

     (i)  Conditions to Closing of the Agreement on the Sale and Purchase of
          Shares. The Pre-Closing Actions and Pre-Closing Conditions of the
          Agreement of the Sale and Purchase of Shares (as defined in the
          Agreement of the Sale and Purchase of Shares) as set forth in Section
          6

Stock Purchase Agreement as of November 26, 2001                       Page -12-
________________________________________________________________________________

          of the Agreement of the Sale and Purchase of Shares have been either met or waived completely.

     The Buyers are entitled to waive all or several conditions to Closing (as defined below) set out in this Section 5.1 in whole or in part by making a corresponding written declaration to the Seller at any time prior to or on the Closing Date (as defined below).

5.2  Conditions to Sellers' Obligations. The obligations of the Seller under this Agreement to perform the Assignment and to consummate the other transactions contemplated hereby shall be subject to the following conditions:

     (a)  Other Governmental Approvals. Any material governmental filings, notices and authorizations, consent and approvals needed to permit the consummation of the transactions contemplated by this Agreement including the approval of the pertinent merger-control and anti-trust authorities, if necessary, shall have been either made or received, as the case may be;

     (b)  Litigation. No action or proceeding shall have been commenced before a court or other governmental body to restrain or prohibit any of the transactions contemplated by this Agreement;

     (c)  Conditions to Closing of the Agreement on the Sale and Purchase of
          Shares. The Pre-Closing Actions and Pre-Closing Conditions of the
          Agreement of the Sale and Purchase of Shares (as defined in the
          Agreement of the Sale and Purchase of Shares) as set forth in section
          6 of the Agreement of the Sale and Purchase of Shares have been either met or waived completely.

     The Seller is entitled to waive all or several conditions to Closing (as defined below) set out in this Section 5.2 in whole or in part by making a corresponding written declaration to the Sellers at any time prior to or on the Closing Date (as defined below).

Stock Purchase Agreement as of November 26, 2001                       Page -13-
________________________________________________________________________________

5.3  Parties' Co-operation in General. Immediately following the Execution of this Agreement, and as a general rule, the Seller shall use its best efforts and the Buyers shall give any reasonable assistance thereto in order to ensure that all Conditions to Closing (as defined below) as set out in this Section5 (hereinafter referred to as the "Conditions to
     Closing") are fulfilled without delay after the Signing (as defined below)
     of this Agreement. In particular they shall provide each other, as far as this is reasonable, with all information and assistance required to fulfil the Conditions to Closing.

5.4  Competition Authority Clearance. With respect to the clearance of all competent merger-control and cartel authorities, if any, the Parties shall use their reasonable best efforts and shall co-operate fully as well to obtain such clearance. The Parties shall ensure that all necessary measures related thereto are taken and all necessary filings are made without delay.

5.5  Termination prior to Closing. If the Conditions to Closing as set out in this Section 5 have not been met or waived on or prior to May 31, 2002
     (hereinafter "Cut Off Date"), the Buyers jointly on the one hand and the
     Seller on the other hand shall be entitled to terminate this Agreement with immediate effect for all Parties by notifying all other Parties. In this case, §12,§13.1, §13.2, §13.3, §13.4, §13.7,
     §13.8, §13.9, §13.10 and §13.12 shall continue to
     apply. This Agreement may also be terminated at any time by mutual written consent of the Parties to this Agreement. The Cut Off Date may be postponed at any time by mutual written consent of the Parties to this Agreement as well.

                                    § 6
                                     Closing

6.1  Closing Date, Time and Place of Closing. After the signing of this
     Agreement, including its Annexes (hereinafter referred to as the
     "Signing"), the performance of the Assignment, and the Purchase Price
     Setting Off (hereinafter referred to as the "Closing") shall take place on the same date (hereinafter referred to as the "Closing Date"), time and place as the Closing of the Agreement on the Sale and Purchase of Shares
     (as defined and set forth in Section 6 of the Agreement on the Sale and
     Transfer of Shares). The Closing

Stock Purchase Agreement as of November 26, 2001                       Page -14-
________________________________________________________________________________

     shall be an integral part of the Closing of the Agreement on the Sale and
     Purchase of Shares (as defined and set forth in Section 6 of the Agreement on the Sale and Purchase of Shares).

6.2  Actions upon Closing. Upon Closing, the following actions and measures shall be taken:

     (a)  The Parties shall sign, as an amendment to the Declaration of
          Completion (as defined in the Agreement on the Sale and Purchase of
          Shares), the declaration attached as Annex 6.2-A stating that the
          Conditions to Closing as set out in Section 5 of this Agreement have been either met or waived completely (hereinafter the "Amendment to the Declaration of Completion"). Buyers' acceptance of such certification in the Amendment to the Declaration of Completion shall, however, not constitute a waiver by Buyers of any of their rights on the basis of the Representations and Warranties given under §10 of this Agreement;

     (b)  The Parties shall, in order to execute and perform the Assignment and the Purchase Price Setting Off, conclude a separate Closing Agreement by means of which the TEREX Common Stock Sale Shares shall be conveyed assigned, transferred and delivered from the Seller or its agents to the respective Buyer or a person designated by the Sellers in writing
          (e.g. the Escrow Agent as defined in the Agreement on the Sale and
          Purchase of Shares), as set forth in the Allocation Scheme (as defined above) and by means of which the Purchase Price Setting Off is performed (hereinafter referred to as the "Closing Agreement").
          However, it has to be ensured that the Closing Agreement contains provisions in order to ensure that the Assignment and the Purchase
          Price Setting Off shall become effective only if and when
          (aufschiebende Bedingung in terms of §158, paragraph 1, German
          Civil Code - BGB) the amount of the Base Purchase Price (as defined in the Agreement on the Sale and Purchase of Shares) remaining after the
          Purchase Price Setting Off (i.e. EUR38,604,000.00 (in words: thirty eight million six hundred and four thousand) has been paid in immediately available funds, free of any bank charges, completely and irrevocably into the Omnibus Account (as defined in the Agreement on the Sale and Purchase

Stock Purchase Agreement as of November 26, 2001                       Page -15-
________________________________________________________________________________

          of Shares), the Escrow Account (as defined in the Agreement on the
          Sale and Purchase of Shares) or the Suspense Escrow Account (as
          defined in the Agreement on the Sale and Purchase of Shares), as the
          case may be, including any accumulated VAT, if any;

     (c)  The Parties shall take all further actions and measures required under applicable law and make all necessary declarations in order to perform the consummation of the transactions set forth in this Agreement.

6.3  Expenses and Indemnification. With respect to expenses and indemnification the following shall apply:

     (a)  All expenses incident to Seller's performance of or compliance with
          Section 5.1 of this Agreement (other than financial advisor or brokerage fees or underwriting discounts or commissions of the Buyers and the fees and expenses of Buyers' Counsel, which will be borne by the Buyers) will be borne by Seller, including without limitation (i)
          all registration and filing fees; (ii) all fees and expenses of compliance with federal securities laws and state securities or "blue sky" laws; (iii) all expenses of printing, messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for
          Seller; (v) and all fees and disbursements of independent certified public accountants of Seller. Seller will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any person, including special experts, retained by Seller.

     (b)  With respect to the TEREX Common Stock Sale Shares covered by the
          Supplement, to the extent permitted by law, Seller will indemnify and hold harmless each Buyer who holds such TEREX Common Stock Sale Shares
          (hereinafter each, an "Indemnified Person" or "Indemnified Party"), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (hereinafter collectively, "Claims") to which any of them may become subject under the Securities Act, the Securities
          Exchange Act of 1934, as amended (hereinafter the "Exchange Act"), or otherwise, insofar as such Claims (or actions or proceedings, whether

Stock Purchase Agreement as of November 26, 2001                       Page -16-
________________________________________________________________________________

          commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the
          Registration Statement, or any post-effective amendment thereto, or any prospectus included therein:

          (i)  any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any
               post-effective amendment or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;

          (ii) any untrue statement or alleged untrue statement of a material fact contained in the Supplement (as amended or supplemented, if
               Seller files any amendment or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or

          (iii) any violation or alleged violation by Seller of the Securities
               Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (the matters in the foregoing clauses (i)
               through (iii) being, collectively, "Violations").

          Subject to the next paragraph of this Section 6.3, Seller shall reimburse the Buyers, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.

     (c)  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6.3 shall not

          (i)  apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Seller by or on behalf of such
               Indemnified Person expressly for use in connection with the
               Registration

Stock Purchase Agreement as of November 26, 2001                       Page -17-
________________________________________________________________________________

               Statement or any such amendment or supplement thereto, if such prospectus was timely made available by Seller pursuant to this
               Section 6.3;

          (ii) be available to the extent such Claim is based on a failure of a
               Buyer to deliver or cause to be delivered the prospectus made available by Seller; or

          (iii) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of
               Seller, which consent shall not be unreasonably withheld.

          Each Buyer will indemnify Seller and its officers, directors and agents against any claims arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to Seller, by or on behalf of such Buyer, expressly for use in connection with the Registration Statement, subject to such limitations and conditions as are applicable to the indemnification provided by Seller to this Section 6.3. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the TEREX Common Stock Sale Shares by the Buyers in a
          Registered Sale.

     (d)  Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6.3 of notice of the commencement of any action
          (including any governmental action), such Indemnified Person or
          Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6.3, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel, reasonably acceptable to Seller with the reasonable fees and expenses to be paid by the indemnifying

Stock Purchase Agreement as of November 26, 2001                       Page -18-
________________________________________________________________________________

          party, if, in the reasonable opinion of reputable U.S. securities counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the
          indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified
          Party and any other person represented by such counsel in such proceeding. In such event, the indemnifying party shall pay for only one separate legal counsel for the Indemnified Party or Indemnified
          Person; such legal counsel to be selected by the Indemnified Person or
          Indemnified Party, (i) subject to the consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), and (ii) if the Indemnified Parties or Indemnified Persons are Buyers,
          by the Buyers holding a majority in interests of the TEREX Common
          Stock Sale Shares included in the Registration Statement to which the
          Claim relates. Except as provided in the immediately preceding sentences, in case any such action is brought against any Indemnified
          Person or Indemnified Party, and it notifies the indemnifying party of the commencement thereof, after notice from the indemnifying party to such Indemnified Person or Indemnified Party of the indemnifying person's election so to assume (alone or with other indemnifying persons) the defense thereof, the indemnifying party will not be liable to such Indemnified Person or Indemnified Party under this
          Section 6.3 for any legal or other reasonable out-of-pocket expenses subsequently incurred by such Indemnified Person or Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not defend such action to its final conclusion. The Indemnified Person or Indemnified
          Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and reasonable out-of-pocket expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Person or Indemnified Party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or
          Indemnified Party under this Section 6.3, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 6.3

Stock Purchase Agreement as of November 26, 2001                       Page -19-
________________________________________________________________________________

          shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

     (e)  To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Section 6.3 to the fullest extent permitted by law; provided, however, that (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6.3 hereof; (ii) no seller of TEREX Common Stock Sale Shares guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of TEREX Common Stock Sale Shares who was not guilty of such fraudulent misrepresentation; and (iii) contribution by any seller of
          TEREX Common Stock Sale Shares shall be limited in amount to the net amount of proceeds received by such seller from the sale of such TEREX
          Common Stock Sale Shares.

                                    § 7
                                     Lock Up

7.1  Lock Up Period. As a general rule and except as set forth in Section 7.2 or elsewhere in this Agreement or the Agreement on the Sale and Purchase of
     Shares, each of the Buyers pledges vis-à-vis the Seller, severally and with respect to his share in the TEREX Common Stock Sale Shares as defined in Section 2.3 of this Agreement, irrevocably and subject to the provisions of applicable mandatory law, that within a period of 36 months from the Closing Date (hereinafter referred to as the "Lock Up Period"), he/she will not offer or sell or otherwise dispose of his/her TEREX Common
     Stock Sale Shares in whole or in part, directly or indirectly, either on a stock exchange or in a transaction outside of any stock exchange, or announce such action, or take any other action that is economically equivalent to a sale (hereinafter referred to as the "Lock Up"). It is the
     Parties' common understanding that the Lock Up shall

Stock Purchase Agreement as of November 26, 2001                       Page -20-
________________________________________________________________________________

     not restrict the Buyers from (i) entering into any hedging mechanism, including, but not limited to, derivative transactions inter alia forwards, collars and options transactions (which for the sake of certainty include call options, put options or any combination or set of such options, being either physically or cash settled) with a major bank (e.g. ABN Amro Bank),
     (ii) pledging or (iii) lending the TEREX Common Stock Sale Shares, either in whole or in part, to a third party or any measure related thereto. For the avoidance of doubt it is hereby set forth that the restrictions on the
     TEREX Escrow Stock (as defined in the Agreement on the Sale and Purchase of
     Shares) set forth in Section 5 of the Agreement on the Sale and Purchase of
     Shares shall prevail over the exemption in the preceding sentence from the
     Lock Up, unless otherwise is expressly set forth (i) in the Agreement on the Sale and Purchase of Shares or (ii) agreed upon between the Parties in writing.

7.2  Exceptions to the Lock Up. The Lock Up shall not apply and each of the
     Buyers shall be entitled to freely offer or sell or otherwise dispose of the TEREX Common Stock Sale Shares in whole or in part, directly or indirectly, either on a stock exchange or in a transaction outside of any stock exchange, or announce such action, or take any other action that is economically equivalent to a sale (hereinafter referred to as a
     "Transaction")

     (a)  if and when the aggregate consideration for the TEREX Common Stock
          Sale Shares disposed of in such Transaction would yield, if reflected to all of the TEREX Common Stock Sale Shares, a market value of the
          TEREX Common Stock Sale Shares exceeding in the aggregate
          EUR33,376,000.00 (in words: Eurothirty three million three hundred and seventy six thousand) (hereinafter referred to as the "TEREX Common
          Stock Target Value"). The TEREX Common Stock Target Value will be reduced pro rata for any Transaction by the Buyers during the Lock Up
          Period. Notwithstanding the foregoing, the restrictions set forth in section 5.7(c) of the Agreement on the Sale and Purchase of Shares
          shall apply and PPMGmbH shall only be obliged to release such number of shares of TEREX Escrow Stock from the Escrow Securities Deposit, if and when a corresponding amount in cash, calculated in accordance with section 5.7(c) of the Agreement on the Sale and Purchase of Shares is
          paid by the Buyers into a newly established escrow

Stock Purchase Agreement as of November 26, 2001                       Page -21-
________________________________________________________________________________

          account or to the Escrow Agent (as defined in the Agreement on the
          Sale and Purchase of Shares); or

     (b)  if and when, after the expiry of the first twelve month of the Lock Up
          Period in which Transactions may only be executed in accordance with sub-section (a) above and sub-section (c) below, the aggregate number of TEREX Common Stock Sale Shares disposed of in one or several
          Transactions in each six month period after the expiry of the first twelve month of the Lock Up Period does not exceed 25% of the aggregate number of the TEREX Common Stock Sale Shares. This exemption shall apply irrespective of whether the aggregate consideration for the TEREX Common Stock Sale Shares disposed of in such Transactions would yield, if reflected to all of the TEREX Common Stock Sale
          Shares, the TEREX Common Stock Target Value; or

     (c)  if and when TEREX Common Stock Sale Shares are transferred from one
          Buyer to another or from one Buyer to one of his/her dependants
          (Angehörige) in terms of §15 German Tax Code
          (Abgabenordnung) and vice versa. However, in the later case, the transferring Buyer has to ensure that the provisions of this section
          7.2 shall apply analogously vis-à-vis the dependent who
          acquired TEREX Common Stock Sale Shares. The Buyers involved in any such transaction shall notify the Seller in writing without delay about such transaction, when it took place, and the number of shares of TEREX Common Stock transferred and the price per share of TEREX
          Common Stock received as consideration in such transaction.

7.3  Contractual Penalty. In the event of a breach of the Lock Up as set forth in Section 7.1 and Section 7.2 above by one or several of the Buyers, the
     Buyer or the Buyers (as the case may be) committing such breach shall pay a contractual penalty to the Seller in the amount of 25% (in words: twenty five percent) of the aggregate consideration for the TEREX Common Stock
     Sale Shares disposed of in such Transaction (hereinafter referred to as the
     "Contractual Penalty"). Any further liability of the Buyers in the event of a breach of the Lock Up as set forth in Section 7.1 and Section 7.2 shall be excluded, and neither Seller nor any other Party shall be entitled to assert any further claims against Buyers, insofar as legally permissible under mandatory law.

Stock Purchase Agreement as of November 26, 2001                       Page -22-
________________________________________________________________________________

                                    § 8
                               Contingent Payment

8.1  Contingent Payment. If during the last ten (10) consecutive trading days before (i) the expiry of eighteen (18) months, or (ii) the expiry of twenty four (24) months, or (iii) the expiry of thirty (30) months, or (iv) the expiry of thirty six (36) months since the Closing Date (each such date is hereinafter referred to as a "Qualifying Date") the Average Qualifying Date
     TEREX Common Stock Price (as defined below) of one (1) share of TEREX
     Common Stock in Euro during such ten (10) trading day period is less than the 1.28 times multiple of the Average TEREX Common Stock Price in Euro (as calculated in accordance with Section 2.1 above) (hereinafter referred to as the "TEREX Common Stock Guaranteed Value"), Seller will, in each case, make a payment in immediately available funds in Euro to a bank account designated by the Buyers in writing (each of which is hereinafter referred to as a "Contingent Payment") within thirty (30) days after receipt of
     Buyers' or a Buyers' representative written notice of a claim for a
     Contingent Payment (hereinafter referred to as the "Contingent Payment
     Notice"). The Contingent Payment will, in each case, be calculated in four
     (4) consecutive steps as follows:

     (a)  The average price of one share of TEREX Common Stock in United States dollars will be determined for each Qualifying Date by calculating the average of the daily closing sale prices of TEREX Common Stock on the consolidated report of trading of the NYSE issued for the ten (10)
          consecutive trading days before each Qualifying Date (hereinafter the
          "Average Qualifying Date TEREX Common Stock Price").

     (b)  The Average Qualifying Date TEREX Common Stock Price for each
          Qualifying Date shall then be converted into Euro on the basis of the official Euro Foreign Exchange Reference Rates between central banks within and outside the European System of Central Banks issued and published on a daily basis by the European Central Bank for the ten
          (10) consecutive trading days ending before the respective Qualifying
          Date.

Stock Purchase Agreement as of November 26, 2001                       Page -23-
________________________________________________________________________________

     (c)  The Average Qualifying Date TEREX Common Stock Price in Euro shall be divided by the Average Common Stock Price in Euro, thereby obtaining the "Qualifying Date Multiple" (hereinafter also referred to as
          "QDM").

     (d)  Dependent on the Qualifying Date Multiple, the respective Contingent
          Payment shall be determined as follows:

          (i)  If the Qualifying Date Multiple for the respective Qualifying
               Date is 1.28 or exceeds 1.28, then the Buyers shall not receive a
               Contingent Payment for such Qualifying Date.

          (ii) If the Qualifying Date Multiple for the respective Qualifying
               Date is 1.00 or lower, then the Contingent Payment for such
               Qualifying Date shall be EUR2,560,000.00 (in words: Euro two million five hundred sixty thousand) (hereinafter referred to as the "Maximum Contingent Payment" or "MCP").

          (iii) If the Qualifying Date Multiple for the respective Qualifying
               Date exceeds 1.00, but is lower than 1.28, then the Contingent
               Payment shall be calculated on the basis of the following
               formula:

                              MCP x [1 - (QDM - 1.00) : 0.28].

               An example for the calculation of the Contingent Payment in case the Qualifying Date Multiple for the respective Qualifying Date exceeds 1.00, but is lower than 1.28 is, for explanatory
               purposes, contained in Annex 8.1.

     If, for whatever reason, on or prior to the third anniversary of the
     Closing or during one of the time periods during which the Average TEREX
     Common Stock Qualifying Date Value is calculated, TEREX (i)splits or combines the shares of its common stock outstanding; (ii)merges or consolidates with any corporation in a transaction in which the other corporation is the surviving entity; (iii)reorganizes, recapitalizes or reclassifies any of the shares of its common stock; or (iv)effects any transaction having a similar effect, the Parties are obligated to co-operate in order to replace the calculation method set

Stock Purchase Agreement as of November 26, 2001                       Page -24-
________________________________________________________________________________

     forth in this Section 8.1 by another calculation method, which corresponds to the sense and purpose of the calculation method initially set forth in this Section 8.1.

8.2  Reduction of Contingent Payment. The Maximum Contingent Payment for each specific Qualifying Date shall be subject to a pro rata reduction with respect to any sales of TEREX Common Stock Sale Shares by the Buyers during
     (i) the 18 months of the Lock Up period prior to the first Qualifying Date or (ii) the six months of the Lock Up Period prior to each Qualifying Date thereafter, if and when the consideration for one TEREX Common Stock Sale
     Shares disposed of in such sale exceeded the TEREX Common Stock Guaranteed
     Value. The pro rata reduction of the Maximum Contingent Payment for the respective Qualifying Date shall be calculated as follows:

     (a)  The Maximum Contingent Payment for the first Qualifying Date shall be cancelled in its entirety, if, during the 18 months of the Lock Up
          Period prior to the first Qualifying Date, the Buyers have disposed of
          25% of all TEREX Common Stock Sale Shares during such period for a consideration per share of TEREX Common Stock exceeding the TEREX
          Common Stock Guaranteed Value.

     (b)  The Maximum Contingent Payment for the second and each subsequent
          Qualifying Date shall be cancelled in its entirety if, during the six months of the Lock Up Period prior to the respective Qualifying Date, the Buyers have disposed of 25% of all TEREX Common Stock Sale Shares during such period for a consideration per share of TEREX Common Stock exceeding the TEREX Common Stock Guaranteed Value.

     (c)  If the Buyers have disposed of less than 25% of all TEREX Common Stock
          Sale Shares for a consideration per share of TEREX Common Stock exceeding the TEREX Common Stock Guaranteed Value during such period, the reduction will be calculated pro rata to the relation of the percentage of the TEREX Common Stock Sale Shares disposed of in such period for a consideration per share of TEREX Common Stock exceeding the TEREX Common Stock Guaranteed Value to 25% of all TEREX Common
          Stock Sale Shares.

Stock Purchase Agreement as of November 26, 2001                       Page -25-
________________________________________________________________________________

     (d)  If the Buyers have, during (i) the 18 month period prior to the first
          Qualifying Date or (ii) the six month period prior to a Qualifying
          Date thereafter disposed of more then 25% of all TEREX Common Stock
          Sale Shares for a consideration per share of TEREX Common Stock exceeding the TEREX Common Stock Guaranteed Value, then the percentage of TEREX Common Stock Sale Shares exceeding 25% of all TEREX Common
          Stock Sale Shares shall lead to a pro rata reduction of the Maximum
          Contingent Payment becoming due on the following Qualifying Date calculated in accordance with sub-sections (a) , (b) and (c) above.

     An example for the calculation of the reduction of each Maximum Contingent
     Payment in case the Buyers have within designated period prior to any
     Qualifying Date have disposed of TEREX Common Stock Sale Shares for a consideration for one TEREX Common Stock Sale Share exceeding the TEREX
     Common Stock Guaranteed Value is, for explanatory purposes, contained in
     Annex 8.2. For the avoidance of doubt it is hereby set forth, that the respective Maximum Contingent Payment shall only be reduced with respect to the number of TEREX Common Stock Sale Shares which were disposed of for a consideration for one TEREX Common Stock Sale Share exceeding the TEREX
     Common Stock Guaranteed Value. Any disposal of TEREX Common Stock Sale
     Shares for a consideration which does not exceed such price, shall not lead to any reduction of the Maximum Contingent Payment at all.

8.3  Cancellation of Contingent Payment. The Contingent Payment becoming due on a Qualifying Date shall be cancelled in its entirety, no matter whether the
     Buyers have disposed of any TEREX Common Stock Sale Shares during the six months period prior to such Qualifying Date, if at any time during such six months period prior to the respective Qualifying Date, the market value of
     TEREX Common Stock in Euro exceeds the TEREX Common Stock Guaranteed Value in Euro (as defined above) for a period of ten consecutive Business Days.
     The market value of TEREX Common Stock in Euro for each of these ten
     Business Days in Euro shall be determined in accordance with the provisions set forth in Section 2.1 which shall apply analogously. For the avoidance of doubt it is hereby set forth that the question whether the Contingent
     Payment shall be cancelled on one or several Qualifying Dates in

Stock Purchase Agreement as of November 26, 2001                       Page -26-
________________________________________________________________________________

     accordance with this Section 8.3 has to be determined for each Qualifying
     Date separately on the basis of the development of the market value of the
     TEREX Common Stock during the six month period prior to the respective
     Qualifying Date.

8.4  Conversion of Contingent Payment into TEREX Common Stock. TEREX may designate by giving written notice to the Buyers' representatives designated in Section 13.12 of this Agreement within fifteen (15) days after receipt of a written Contingent Payment Notice that it desires, instead of making a cash payment, to deliver to Buyers as Contingent
     Payment such amount of newly issued, freely tradable and freely transferable shares in TEREX Common Stock the value of which equals the respective Contingent Payment. Such TEREX Common Stock shall be of the same class and shall have the same terms as the currently outstanding shares of
     TEREX Common Stock. The TEREX Common Stock shall be entitled to and be sold with all rights thereto. The exact number of shares of TEREX Common Stock to be delivered as Contingent Payment shall be determined and delivered to each Buyer according to such Buyer's percentage in the TEREX Common Stock
     Sale Shares indicated next to such Buyer's name in the Allocation Scheme within thirty (30) days after receipt of the respective Contingent Payment
     Notice in the same manner as described in Section 2.1 above, which shall apply analogously. The decisive date for the calculation of the average
     TEREX Common Stock price shall, however, not be the Closing Date, but the respective Qualifying Date.

                                    § 9
                   Disposal of TEREX Common Stock Sale Shares

TEREX hereby acknowledges that the Buyers may decide to dispose of the TEREX
Common Stock Sale Shares, subject to the restrictions set forth in Section 7 of this Agreement and Section 5.7 of the Agreement on the Sale and Purchase of
Shares (if applicable), either in whole or in part. If one or several of the
Buyers inform TEREX about such decision, TEREX shall assist Buyers in connection with the disposal of the TEREX Common Stock Sale Shares by introducing them to major market makers and providing them with other reasonable assistance to dispose of the TEREX Common Stock Sale Shares, subject, however, to applicable rules and regulations. Moreover, TEREX shall take all other reasonable actions necessary to expedite and facilitate disposition of the TEREX Common

Stock Purchase Agreement as of November 26, 2001                       Page -27-
________________________________________________________________________________

Stock Sale Shares; cooperate to the extent commercially practicable with the
Buyers who hold TEREX Common Stock Sale Shares in their efforts to resell TEREX
Common Stock Sale Shares.

                                    § 10
                           Warranties given by Seller

As of Signing and as of Closing, the Seller represents and warrants to the
Buyers that the following is correct and complete, with no further warranties being given unless agreed otherwise elsewhere in this Agreement and except as disclosed in the Annexes:

10.1 Organization and Good Standing. TEREX has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. TEREX has the requisite power and authority and all necessary approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. TEREX is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a materially adverse effect on the business, assets, properties, results of operations or financial condition of TEREX. The copies of TEREX's restated certificate of incorporation and amended and restated by-laws, each as amended through the date of this Agreement that are listed as exhibits to TEREX's Annual Report on Form 10-K for the calendar year ended December 21, 2000, are complete and correct copies of those documents. TEREX is not in violation of any of the provisions of such restated certificate of incorporation or amended and restated by-laws.

Stock Purchase Agreement as of November 26, 2001                       Page -28-
________________________________________________________________________________

10.2 Capitalization. The information provided in no. (1) of the Preamble is, as of the date of this Agreement, true and correct. All issued and outstanding shares of TEREX Common Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable. The shares issued in TEREX
     Common Stock were issued free of preemptive rights in compliance with applicable law. There are no restrictions imposed by TEREX upon the transfer of or otherwise pertaining to the TEREX Common Stock (including, but not limited to, the ability to pay dividends thereon) or retained earnings of TEREX or the ownership thereof other than those imposed by the
     Securities Act, the Exchange Act, applicable state securities laws, applicable corporate law or the restated certificate of incorporation or amended and restated by-laws of TEREX. The TEREX Common Stock Sale Shares are free of any third party's right and are of the same class and have the same rights and terms as the currently outstanding shares in TEREX Common
     Stock. The TEREX Common Stock Sale Shares have been duly approved for listing and quotation on the NYSE. The TEREX Common Stock Sale Shares are
     freely transferable.

10.3 Authority, No Conflict. TEREX has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution of this Agreement and its consummation have been duly and validly authorized by all necessary corporate bodies and all required corporate actions have been taken. The execution of this Agreement and its consummation will not conflict with or violate any provisions of TEREX's certificate of incorporation or by-laws or any comparable organizational documents of TEREX. The execution of this
     Agreement by TEREX does not, and the performance of this Agreement by TEREX will not, require any consent, approval, authorization or permission of, or filing with or notification to, any Governmental Entity, except for filings with the SEC.

10.4 SEC Filings, Annual Financial Statements. TEREX's SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i)complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Company SEC Reports and
     (ii)did not contain any untrue statement of material fact or omit to state a material fact required to be

Stock Purchase Agreement as of November 26, 2001                       Page -29-
________________________________________________________________________________

     stated or necessary in order to prevent the statements made in those SEC
     Reports, in the light of the circumstances under which they were made, from being misleading. Each of the consolidated balance sheets included in or incorporated by reference into TEREX's SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the situation of TEREX relating to its asset, finance and earnings position, in each case in conformity with United States generally accepted accounting principles (hereinafter referred to as "U.S. GAAP") consistently applied throughout the periods indicated. All such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

10.5 Registration Statement. A registration statement on Form S-3 (No.
     333-52933), including a basic prospectus, relating to certain of TEREX's equity and debt securities and warrants and rights and the offering thereof from time to time in accordance with Rule 415 promulgated under the
     Securities Act has been filed with the SEC and has been declared effective under the Securities Act. Such registration statement, as may be amended or supplemented from time to time and as amended as of the date hereof, including all material incorporated by reference therein, is hereinafter referred to as the "Registration Statement". The Registration Statement is
     effective on the date hereof and TEREX has not received notice that the SEC has issued or intends to issue a stop order with respect to the
     Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The
     Registration Statement, as of the time it was declared effective, and any amendments or supplements thereto, each as of the time of filing, did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The issuance of the TEREX Common Stock Sale Shares are registered under the Securities Act pursuant to the Registration
     Statement.

10.6 No Materially Adverse Effect. The business of TEREX and its affiliates has been conducted with the due care of a businessman (Sorgfalt eines ordentlichen Kaufmanns) between January 01, 2001 and the Signing of this
     Agreement. Nothing, that has not been disclosed by TEREX either in its filing with the SEC, by making a public statement or announcement or in writing vis-à-vis

Stock Purchase Agreement as of November 26, 2001                       Page -30-
________________________________________________________________________________

     Buyer, has arisen which could reasonably be expected to materially adversely affect the situation of TEREX and its affiliates, taken as a whole, relating to its assets, finance and earnings position, which the
     Buyers have not been informed of prior to Signing. Any SEC filing or press release filed or issued by TEREX shall be treated as publicly announced in terms of this provision.

10.7 Disclosure. No representation or warranty by Seller contained in this
     Agreement and no information contained in any Annex thereto pursuant hereto or in connection with the transaction contemplated contains or will contain any materially untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading.

                                    § 11
                     Warranty Claims, Statute of Limitation

11.1 Claims of the Buyers. If it becomes apparent that the warranties given by the Sellers in this Agreement are not accurate, the Sellers shall place the respective Company in the position that it would be in if the warranties were correct. The Buyer shall only be entitled to payment after (i) the
     Buyer has granted the Sellers an appropriate period of at least 30 days
     (hereinafter "Rectification Period") in which to bring about the warranted situation (hereinafter "Rectification") and the Sellers fail to remedy the defects within the said rectification period or (ii) if it can be proven that rectification is not possible.

11.2 Statute of Limitation. Any claims on the part of the Buyers arising from this Agreement or in relation to this Agreement shall become statute barred on December 31, 2002.

Stock Purchase Agreement as of November 26, 2001                       Page -31-
________________________________________________________________________________

                                    § 12
                         Confidentiality, Announcements

The Parties shall not make any announcements or notifications to third parties, in particular press releases, concerning the circumstances of the conclusion of this Agreement, the contents of the Agreement and the actions planned on the basis of this Agreement, before checking the contents thereof with and receiving the written approval of the other Parties. This obligation to confer and obtain approval shall not exist if one of the Parties is obliged to issue a notification by law, the regulations of the New York Stock Exchange, or on the basis of a court or official order.

                                    § 13
                                  Miscellaneous

13.1 Continued Co-Operation. The Parties shall co-operate after the Signing of this Agreement in order to execute this Agreement. Each Party to this
     Agreement shall take all further action, submit all declarations and sign all deeds which are reasonably deemed necessary to implement and complete this Agreement and the transactions intended on the basis of this
     Agreement.

13.2 Joint and several liability of PPM GmbH, Assignment. PPM GmbH shall (i) be bound by the terms and conditions of this Agreement in the same way as the
     Seller and shall (ii) be jointly and severally liable for any and all obligations of Seller under this Agreement (Gesamtschuldnerische Haftung)
     and shall only be released from any such obligations to the extent that these are fully performed by Seller. This Agreement and/or parts of this
     Agreement shall not be assigned by any Party to another Party or a third party without obtaining the prior written consent of all other Parties, except as otherwise expressly set forth in this Agreement.

13.3 Asset Management Companies. The Parties are in agreement that each of the
     Buyer shall be entitled to incorporate between the date hereof and the
     Closing Date an asset management limited liability company (Gesellschaft mit beschränkter Haftung) which, as designated by each of the Buyers individually vis-à-vis Seller in writing before the closing Date, may acquire as of Closing all

Stock Purchase Agreement as of November 26, 2001                       Page -32-
________________________________________________________________________________

     or part of the TEREX Common Stock Sale Shares (hereinafter "the Asset
     Management Companies"). In such case, the Buyers shall ensure that that obligations set forth under this Agreement to acquire the TEREX Common
     Stock Sale Shares and to perform the Assignment shall be performed by the respective Asset Management Company in the place of the respective Buyer.
     In such case the provisions set forth under this Agreement shall apply analogously with respect to each Asset Management Company and the Asset
     Management Companies shall enter into this Agreement by means of notarial declaration of accession (Beitrittserklärung). The Parties hereby agree to such declaration of accession and the Asset Management Companies entering this Agreement. For the avoidance of doubt, it is hereby set forth that each of the Buyers shall (i) be bound by the terms and conditions of this Agreement in the same way as him/her respective Asset Management
     Company and the respective Buyer shall (ii) be jointly and severally liable for any and all obligations of his/her Asset Management Company under this
     Agreement (Gesamtschuldnerische Haftung) and shall only be released from any such obligations to the extent that these are fully performed by his/her respective Asset Management Company.

13.4 Applicable law. This Agreement and the interpretation thereof are exclusively governed by the law of the Federal Republic of Germany, with the exception of any provisions regarding the conflict of laws.

13.5 Language. This Agreement is executed in the English language. The English version is binding. Annexes to this Agreement may be executed in the German language without English translation.

13.6 Tax consequences of this Agreement. Each Party to this Agreement shall be solely responsible for the tax consequences arising from this Agreement for the said Party. Should intended or hoped for tax results or consequences not come about (inter alia due to the corporate tax reform currently planned by the Federal government, an amendment to the currently planned corporate tax reform or other amendments to the tax laws), this shall not create any rights against the other Parties to this Agreement, in particular no right to the rescission of the Agreement, to damages or to the adjustment of the Agreement due to frustration of contract.

Stock Purchase Agreement as of November 26, 2001                       Page -33-
________________________________________________________________________________

13.7 Settlement of disputes. All disputes between the Parties arising from or in connection with this Agreement shall be decided exclusively by an arbitration tribunal in accordance with the rules of arbitration of the
     Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS). The
     arbitration tribunal shall consist of three arbitrators and shall have its seat in Frankfurt am Main, Germany. In accordance with the valid rules of arbitration of the DIS, the Buyers on the one hand and TEREX and PPM GmbH on the other hand shall each jointly appoint one arbitrator. The third arbitrator shall then be appointed in accordance with the rules of arbitration of the DIS. An award made on the basis of these proceedings is final and binding for the Parties and may, upon application, be declared enforceable by the pertinent state court. No appeal may be made against the decision of the arbitration tribunal. The award shall also contain a decision concerning the costs of the arbitration proceedings (including remuneration for the arbitrators). The language of the proceedings shall be
     English. Documents originating in German can be submitted in German. The provisions in this §13.7 shall not prevent or hinder the Parties from asserting their claims vis-à-vis the other Parties arising from this
     Agreement by seeking a temporary injunction from the pertinent state courts.

13.8 Costs. Unless explicitly agreed otherwise in this Agreement, each Party to the contract shall bear the costs he himself incurs in connection with the preparation, Signing and performance of this Agreement, including the costs for his advisors. The Seller shall bear the costs for the recording of this
     Agreement by a notary and the costs for any further necessary notarial deeds, commercial register applications and any turnover, transfer or acquisition tax incurred by this Agreement and its completion. The provisions of Section 6.3 of this Agreement shall prevail.

13.9 Severability. Should a provision of this Agreement be or become invalid or unenforceable, or should there prove to be an omission herein, this shall not affect the validity of the remaining provisions. In place of the invalid provision, a valid provision shall be deemed agreed which corresponds to the meaning and purpose of the invalid provision. In the event of an omission, a provision shall be deemed agreed that corresponds, in terms of the purpose and meaning of this Agreement, to what the Parties would have agreed had the Parties considered the matter at the outset.

Stock Purchase Agreement as of November 26, 2001                       Page -34-
________________________________________________________________________________

13.10 Amendments to the Agreement. Amendments and supplements to this Agreement shall be made in writing in order to be legally effective, unless recording by a notary is prescribed by law. This shall also apply for the removal of this clause.

13.11 [intentionally left blank]

13.12 Notices and communications. Notices or other communications relating to this Agreement shall be made in writing and shall either be submitted to the recipient personally in return for confirmation of receipt, sent by registered mail with receipt of delivery or by a recognized courier service, or sent by fax (followed by confirmation of receipt sent by registered mail with receipt of delivery or recognized courier service).
     All notices or other communications shall be addressed to the Parties at the following addresses (or to other Parties or persons and/or other addresses the other Parties are informed of by the Party for whom the notice was originally intended, with each change only becoming effective upon receipt of the notification of the change):

     a)   to the Buyers:

          (1)  Karl Schaeff
               Hofratshalde 16
               74595 Langenburg
               Germany
               GermanyFax: 0049 (0)7905 - 55 66

          (2)  Alexander Schaeff
               Ödenbühlsteige 12
               74523 Schwäbisch Hall
               Germany
               Fax: 0049 (0)791 4993801

          with a copy to:

          Rechtsanwälte Gleiss Lutz Hootz Hirsch
          Prof. Dr. Gerhard Wegen
          Maybachstr. 6
          70469 Stuttgart
          Germany
          Fax: 0049 (0)711 - 855 096

     (b)  to the Seller and PPM GmbH:

Stock Purchase Agreement as of November 26, 2001                       Page -35-
________________________________________________________________________________

          Terex Corporation
          Attn: General Counsel
          500 Post Road East
          Westport, Connecticut 06880
          USA
          Fax: 001 203 227-1647

          with a copy to:

          Coudert Schürmann
          Herrn Rechtsanwalt Hans-Peter Hansen
          Friedrich-Ebert-Anlage 2-14 City-Haus
          60325 Frankfurt am Main
          Germany
          Fax: 0049 (0)69 7549-400

Stock Purchase Agreement as of November 26, 2001                       Page -36-
________________________________________________________________________________

                                   Signatures

1.   Hans Schaeff                               2.   Karl Schaeff

     -----------------------                    ----------------------------

3.   Alexander Schaeff                          4.   Harald Schaeff

     ------------------------                   ----------------------------

5.   Annette Walser-Schaeff                     6.   Peter Schaeff

     --------------------------                 ---------------------------

7.   TEREX Corporation                          8.   PPM GmbH

     -------------------------                  ----------------------------